Exhibit 16

May 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 21, 2003, of Medwave, Inc. and are in agreement with the statements contained in the second and third sentences of the first paragraph on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP